Flexsteel Industries, Inc. Reports Strong Fiscal third Quarter 2025 Results

Dubuque, Iowa – April 21, 2025 – Flexsteel Industries, Inc. (NASDAQ: FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers, and marketers of residential furniture products in the United States, today reported third quarter fiscal 2025 results.

Key Results for the third Quarter Ended March 31, 2025

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Net sales for the quarter of $114.0 million compared to $107.2 million in the prior year quarter, an increase of 6.3% and the sixth consecutive quarter of year-over-year sales growth.
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GAAP operating loss of ($5.1) million or (4.4%) of net sales, due to a $14.1 pre-tax impairment charge related to our leased facility in Mexicali, Mexico, compared to GAAP operating income of $3.0 million or 2.8% of net sales in the prior year quarter.
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Adjusted operating income of $8.3 million or 7.3% of net sales for the third quarter compared to $5.6 million or 5.2% of net sales in the prior year quarter.
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GAAP net loss per diluted share of ($0.71) for the current quarter compared to net income of $0.33 in the prior year quarter.
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Adjusted net income per diluted share of $1.13 for the quarter compared to $0.67 in the prior year quarter.
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Generated $12.3 million of cash from operations in the quarter resulting in $22.6 million of cash and no line of credit borrowings at March 31, 2025.

GAAP to non-GAAP reconciliations follow the financial statements in this press release

Management Commentary

“We continue to execute well and delivered strong results in the quarter,” said Derek Schmidt, President & Chief Executive Officer of Flexsteel Industries, Inc. “Our growth strategies are working and enabling us to continue our solid sales momentum as we delivered sales growth of 6.3% compared to the prior year quarter, which represents our sixth consecutive quarter of mid-single to low-double digit year-over-year growth. The drivers of our growth remain broad-based as we grew in both our core markets, largely due to new products and share gains with strategic accounts, and in our new and expanded market initiatives. I’m also especially pleased with our continued profitability improvement and strong cash generation. Our adjusted operating margin of 7.3% in the quarter represents our eighth consecutive quarter of year-over-year improvement and our second-highest quarterly adjusted operating margin over the past 7 years. Additionally, we delivered operating cash flow of $12.3 million in the quarter and bolstered our ending cash position to $22.6 million. Our strong financial position is a competitive advantage in this period of heightened economic uncertainty.”

Mr. Schmidt continues, “We enter our fourth quarter under a very tough economic backdrop with substantial uncertainty following the release of the proposed U.S. reciprocal tariffs on April 2nd. Although the reciprocal tariffs rates that went into effect on April 9th were temporarily delayed 90 days for many countries, the 10% baseline tariff rate remains in effect as the U.S. works to negotiate individual trade deals. Prior to these recent tariff announcements, many of our retailer partners noted considerably slower traffic which is likely a reflection of the sharp drop in consumer confidence over the past several months. Many economists now expect significantly higher U.S. inflation for the next year along with slower economic growth, and even a likelihood of a recession if the new proposed tariff rates are implemented and sustained for an extended period. While we remain hopeful the U.S. administration can successfully negotiate with its trading partners to reduce or eliminate the reciprocal tariffs and minimize the impact on the U.S. economy, our near-term outlook for the industry is moderately pessimistic. As such, we are prepared to navigate multiple demand scenarios, and as we’ve demonstrated over the past few years, we can deliver share gains even in challenging industry conditions.”

Mr. Schmidt concludes, “Until there is greater clarity and confidence in the stability of both the outlook for U.S. trade policy and economic growth, we expect the business environment to remain highly dynamic. As a Company, we have two main priorities near term. First, we will remain hyper-focused on continuing to execute our strategies which are working and enabling us to deliver strong sales growth and financial results. While we will prudently manage spending to remain financially nimble in response to changing consumer demand, we will not diminish our commitment to providing an exceptional customer experience and investing in new products, innovation, and marketing, as these are the underpinnings of our strategies and continued success. Second, we will continue to strengthen our supply chain agility and our plans to minimize tariff risks. We have strong relationships throughout our value chain and have confidence that we can work collaboratively with our partners to address the effect of tariffs while minimizing the impact on consumer prices in the short term. In the long term, we remain assured of our ability to reconfigure and optimize our supply chain if required due to permanent changes in global trade policies. The range of our sales and profit outlook for the fourth quarter is broader to reflect the uncertainty in the current environment, but we remain confident in our ability to deliver continued share gains in the coming quarter. Despite these challenging conditions, we see opportunities to strengthen our competitive position and will remain aggressive in investing for future growth while continuing to deliver exceptional value for our customers.”

Operating Results for the third Quarter Ended March 31, 2025

Net sales were $114.0 million for the third quarter compared to net sales of $107.2 million in the prior year quarter, an increase of $6.8 million, or 6.3%. The increase was driven by higher unit volume and to a lesser extent, ocean freight surcharges.

Gross margin for the quarter ended March 31, 2025, was 22.2%, compared to 21.7% for the prior-year quarter, an increase of 50 basis points (“bps”). The 50-bps increase was primarily due to leverage of fixed costs on higher sales and favorable mix, partially offset by lower sub-lease income from our Mexicali facility compared to the prior period.

Selling, general and administrative (SG&A) expenses decreased to 15.0% of net sales in the third quarter of fiscal 2025 compared with 16.5% of net sales in the prior year quarter. The 150-bps decrease was due to leverage on higher sales and cost savings, partially offset by investments in growth initiatives for the quarter ended March 31, 2025.

During the quarter, the Company completed the sale of an ancillary building, formerly part of its Huntingburg, IN distribution center complex. The Company recorded a pre-tax gain of $0.7 million related to the sale. In addition, the Company completed all activities to list for sale a second ancillary building which is part of the Huntingburg, IN distribution center complex. The Company has classified $0.4 million of assets associated with the second building as held-for-sale in its balance sheet at March 31, 2025. The Company has adequate distribution capacity to support our growth as we continue to optimize our distribution and logistics network.

In July 2022, Flexsteel commenced a 12-year lease for a manufacturing facility in Mexicali, Mexico to support strong demand growth which was elevated due to pandemic-driven buying at that time. Subsequently, U.S. furniture demand reverted to pre-pandemic norms, and the Company’s plan for the facility pivoted to subleasing the space short-term while maintaining the option to utilize it longer term to support growth. While the Company secured multiple short-term sublease tenants at the beginning of the lease term, substantial changes in U.S. trade policy in early 2025 have created significant uncertainty in US-Mexico trade relations, slowed foreign direct investment in Mexico, and greatly diminished tenant interest in subleasing the Mexicali facility. As a result, management concluded that the right of use asset related to this lease is not fully recoverable and recorded a pre-tax non-cash asset impairment charge of $14.1 million during the quarter ended March 31, 2025.

Operating loss for the quarter ended March 31, 2025, was ($5.1) million compared to income of $3.0 million in the prior-year quarter. Adjusted operating income for the quarter ended March 31, 2025, was $8.3 million when adjusted for the $14.1 million non-cash impairment charge and $0.7 million gain on sale of the Huntingburg, IN building, compared to $5.6 million in the prior year quarter.

Income tax benefit was ($1.2) million, or an effective rate of 24.5%, during the third quarter compared to tax expense of $0.9 million, or an effective rate of 32.2%, in the prior year quarter.

Net loss was ($3.7) million, or ($0.71) per diluted share, for the quarter ended March 31, 2025, compared to net income of $1.8 million, or $0.33 per diluted share, in the prior year quarter. Adjusted net income for the quarter ended March 31, 2025, was $6.3 million or $1.13 per diluted share compared to adjusted net income of $3.6 million or $0.67 per diluted share in the prior year quarter.

Liquidity

The Company ended the quarter with a cash balance of $22.6 million and working capital (current assets less current liabilities) of $103.4 million, and availability of approximately $58.6 million under its secured line of credit.

Capital expenditures for the nine months ended March 31, 2025, were $2.7 million.

Financial Outlook

For the fourth quarter fiscal 2025, the Company expects sales growth of (2.0%) to 5.0% and operating margin of 6.0% to 7.3% compared to the prior year quarter. The impact of global trade policy changes, including tariffs, could materially change our business forecast. Besides tariffs, the most significant drivers of variability in the financial outlook are consumer demand and competitive pricing conditions, which will be shaped by macro-economic factors.

	Fourth Quarter Fiscal 2025	Fiscal Year 2025
Sales	$109 - $116 million	$435 - $442 million
Sales Growth (vs. Prior Year)	(2%) to 5%	5.5% to 7.2%
GAAP Operating Margin	6.0% to 7.3%	4.4% to 4.8%
Adjusted Operating Margin	6.0% to 7.3%	6.3% to 6.7%
Free Cash Flow(1)	$4 to $7 million	$31 to $34 million
Line of Credit Borrowings	$0	$0

(1) Free cash flow is calculated as net cash provided by operations, less capital expenditure plus proceeds from sale of property, plant & equipment.

Conference Call and Webcast

The Company will host a conference call and audio webcast with analysts and investors on Tuesday, April 22, 2025, at 8:00 a.m. Central Time to discuss the results and answer questions.

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Live conference call: 833-816-1123 (domestic) or 412-317-0710 (international)
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Conference call replay available through April 29, 2025: 877-344-7529 (domestic) or 412-317-0088 (international)
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Replay access code: 1227864
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Live and archived webcast: ir.flexsteel.com

To pre-register for the earnings conference call and avoid the need to wait for a live operator, investors can visit https://dpregister.com/sreg/10197982/fec2f439e2 and enter their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call.

About Flexsteel

Flexsteel Industries, Inc., and Subsidiaries (the “Company”) is one of the largest manufacturers, importers, and marketers of residential furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining rocking chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs, kitchen storage, bedroom furniture, and outdoor furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its e-commerce channel and direct sales force.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, restructurings, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, changes in foreign currency values, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, disruptions or security breaches to business information systems, the impact of any future pandemic, and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our website at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	March 31,	June 30,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$22,634	$4,761
Trade receivables, net	38,455	44,238
Inventories	87,139	96,577
Other	8,341	8,098
Assets held for sale	366	1,707
Total current assets	156,935	155,381

NONCURRENT ASSETS:
Property, plant and equipment, net	36,190	36,709
Operating lease right-of-use assets	42,967	61,439
Other assets	30,034	20,933

TOTAL ASSETS	$266,126	$274,462

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$22,110	$25,830
Accrued liabilities	31,382	34,576
Total current liabilities	53,492	60,406

LONG-TERM LIABILITIES
Line of credit	—	4,822
Other liabilities	54,515	58,867
Total liabilities	108,007	124,095

SHAREHOLDERS' EQUITY	158,119	150,367

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$266,126	$274,462

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2025	2024	2025	2024
Net sales	$113,972	$107,219	$326,462	$301,930
Cost of goods sold	88,636	83,902	255,954	238,253
Gross profit	25,336	23,317	70,508	63,677
Selling, general and administrative expenses	17,070	17,708	49,532	51,566
Restructuring expense	—	2,627	—	2,627
Right-of-use asset impairment	14,079	—	14,079	—
(Gain) on sale of real estate	(753)	—	(753)	—
(Gain) on disposal of assets held for sale	—	—	(4,991)	—
Operating (loss) income	(5,060)	2,982	12,641	9,484
Interest expense	—	336	70	1,395
Interest (income)	(102)	(14)	(133)	(14)
(Loss) income before income taxes	(4,958)	2,660	12,704	8,103
Income tax (benefit) provision	(1,216)	857	3,252	2,497
Net (loss) income and comprehensive (loss) income	$(3,742)	$1,803	$9,452	$5,606
Weighted average number of common shares outstanding:
Basic	5,271	5,154	5,240	5,175
Diluted	5,271	5,448	5,572	5,410
(Loss) earnings per share of common stock:
Basic	$(0.71)	$0.35	$1.80	$1.08
Diluted	$(0.71)	$0.33	$1.70	$1.04

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended
	March 31,
	2025	2024
OPERATING ACTIVITIES:
Net income	$9,452	$5,606
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	2,777	2,940
Deferred income taxes	(3,463)	74
Stock-based compensation expense	2,963	2,722
Change in provision for losses on accounts receivable	12	(149)
Right-of-use asset impairment	14,079	—
(Gain)/loss on disposition of property, plant and equipment	(5,762)	60
Changes in operating assets and liabilities	1,295	13,108
Net cash provided by operating activities	21,353	24,361
INVESTING ACTIVITIES:
Proceeds from sales of investments	1,155	—
Proceeds from sales of property, plant and equipment	7,538	—
Capital expenditures	(2,690)	(4,361)
Net cash provided by (used in) investing activities	6,003	(4,361)
FINANCING ACTIVITIES:
Dividends paid	(2,655)	(2,446)
Treasury stock purchases	—	(1,660)
Proceeds from line of credit	202,344	270,421
Payments on line of credit	(207,262)	(284,510)
Proceeds from issuance of common stock	141	88
Shares withheld for tax payments on vested shares and options exercised	(2,051)	(688)
Net cash (used in) financing activities	(9,483)	(18,795)
Increase in cash and cash equivalents	17,873	1,205
Cash and cash equivalents at beginning of the period	4,761	3,365
Cash and cash equivalents at end of the period	$22,634	$4,570

NON-GAAP DISCLOSURE (UNAUDITED)

The Company is providing information regarding adjusted operating income, adjusted net income, and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to operating income, net income, or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted operating income, adjusted net income, and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provides investors useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP operating income to adjusted operating income:

The following table sets forth the reconciliation of the Company’s reported GAAP operating income to the calculation of adjusted operating income for the three and nine months ended March 31, 2025 and 2024:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(in thousands)	2025	2024	2025	2024
Reported GAAP operating (loss) income	$(5,060)	$2,982	$12,641	$9,484
Restructuring expense	—	2,627	—	2,627
Right-of-use asset impairment	14,079	—	14,079	—
(Gain) on sale of real estate	(753)	—	(753)	—
(Gain) on disposal of assets held for sale	—	—	(4,991)	—
Adjusted operating income	$8,266	5,609	$20,976	$12,111

GAAP operating margin	-4.4%	2.8%	3.9%	3.1%
Adjusted operating margin	7.3%	5.2%	6.4%	4.0%

Reconciliation of GAAP net income to adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted net income for the three and nine months ended March 31, 2025 and 2024:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(in thousands)	2025	2024	2025	2024
Reported GAAP net (loss) income	$(3,742)	$1,803	$9,452	$5,606
Restructuring expense	—	2,627	—	2,627
Right-of-use asset impairment	14,079	—	14,079	—
(Gain) on sale of real estate	(753)	—	(753)	—
(Gain) on disposal of assets held for sale	—	—	(4,991)	—
Tax impact of the above adjustments(1)	(3,278)	(789)	(2,050)	(790)
Adjusted net income	$6,306	$3,641	$15,737	$7,443

(1) Effective tax rate of 24.6% was used to calculate the three and nine months ended March 31, 2025. Effective tax rate of 30.0% and 30.1% was used to calculate the three and nine months ended March 31, 2024 respectively.

Reconciliation of GAAP diluted earnings per share of common stock to adjusted diluted earnings per share of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP diluted earnings per share to the calculation of adjusted diluted earnings per share for the three and nine months ended March 31, 2025 and 2024:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2025	2024	2025	2024
Reported GAAP diluted (loss) earnings per share	$(0.71)	$0.33	$1.70	$1.04
Restructuring expense	—	0.48	—	0.49
Right-of-use asset impairment(2)	2.52	—	2.53	—
(Gain) on sale of real estate(2)	(0.13)	—	(0.14)	—
(Gain) on disposal of assets held for sale	—	—	(0.90)	—
Tax impact of the above adjustments(1)(2)	(0.59)	(0.14)	(0.37)	(0.15)
Adjusted diluted earnings per share	$1.13	$0.67	$2.82	$1.38

Note: The table above may not foot due to rounding.

(1) Effective tax rate of 24.6% was used to calculate the three and nine months ended March 31, 2025. Effective tax rate of 30.0% and 30.1% was used to calculate the three and nine months ended March 31, 2024 respectively.

(2) Reconciling items between GAAP diluted (loss) per share and adjusted diluted earnings per share for the three months ended March 31, 2025 are adjusted using a diluted weighted average number of common shares outstanding of 5,596 which incorporates the dilutive effect of potential common shares that would not be anti-dilutive based on adjusted net income for the same period. As a result, the table may not foot.

INVESTOR CONTACT:

Michael Ressler, Flexsteel Industries, Inc.
563-585-8116
investors@flexsteel.com